THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

    THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of March 20, 2024 (the “Effective Date”), by and among SUN COMMUNITIES, INC., a Maryland corporation (the “REIT”), SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership (“SCOLP”), and Bruce Thelen (the “Executive”). As used herein, “Company” shall refer to the REIT and SCOLP together.

    W I T N E S S E T H:

    WHEREAS, the Company and Executive entered into that certain Employment Agreement dated July 16, 2021, as amended by the First Amendment thereto dated March 30, 2022 and the Second Amendment thereto dated December 31, 2022 (the “Employment Agreement”); and

    WHEREAS, the Company and Executive desire to amend the Employment Agreement in accordance with the terms and conditions of this Amendment.

    NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

    1.    Section 4(c) of the Employment Agreement is hereby deleted in its entirety and replaced with the following Section 4(c):

“The Executive will be eligible to receive a discretionary bonus (the “Bonus”) for each calendar year during the Term (each, a “Bonus Year”). The amount of any Bonus for any Bonus Year shall be determined by the Compensation Committee of the Board in an amount up to 200% of the aggregate Base Salary for such Bonus Year. In determining the Bonus for any Bonus Year, the Compensation Committee in its sole discretion may take into account such criteria as it deems relevant or necessary in its discretion, including, without limitation, whether the Executive fulfills any individual goals and objectives for such Bonus Year set by the Board or Compensation Committee, the Company’s performance and industry factors. Any such individual and Company goals and objectives may be, but need not be, set forth in a written plan approved by the Compensation Committee before or during any Bonus Year. The determination of the Bonus shall be made by the Compensation Committee of the Board no later than March 7th of the following calendar year and any Bonus shall be paid to the Executive on or before March 15th of the following calendar year.”

    2.    Except as otherwise modified herein, the Employment Agreement shall remain in full force and effect consistent with its terms.

    3.    This Amendment shall be governed by and construed according to the laws of the State of Michigan.

    4.    This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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    IN WITNESS WHEREOF, the parties have executed this Third Amendment to Employment Agreement as of the date first written above.

                        REIT:

                        SUN COMMUNITIES, INC.,
                        a Maryland corporation

                        By:     /s/ Gary A. Shiffman
Gary A. Shiffman, Chief Executive Officer

                        SCOLP:

SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership

By:     Sun Communities, Inc., a Maryland corporation, its General Partner

                            By: /s/ Gary A. Shiffman
Gary A. Shiffman, Chief Executive Officer

                        EXECUTIVE:

                        /s/ Bruce Thelen
                        BRUCE THELEN